Exhibit 99.1

      International Shipholding Corporation Reports Fourth Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--Jan. 30, 2004--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and twelve month periods ended December 31, 2003. Net income for the three months ended December 31, 2003 was $1.651 Million as compared to net income of $793,000 for the three months ended December 31, 2002. For the full year 2003, net income was $5.491 Million as compared to a net loss of $136,000 for the full year 2002.
    The primary factors contributing to the improved operating results in the fourth quarter of 2003 as compared to the same quarter of 2002 were higher current quarter dividends from our minority investment in four Capesize bulk carriers resulting from a strong dry bulk freight market. Results from our Pure Car/Truck Carriers were also higher in the current quarter as a result of increased cargo volume. We sold our 12.5% investment in the aforementioned four ships during the third and fourth quarters of 2003 at about breakeven and simultaneously reinvested at a 50% level in two of the vessels. Retirements of debt during the past year, together with lower interest rates on variable rate loans, resulted in reduced interest expense during the fourth quarter of 2003 as compared to the same quarter of 2002.
    Results from our Transatlantic liner service and U.S. Flag Waterman liner service were lower in the fourth quarter 2003 as compared to the same quarter of 2002 due to lower cargo volumes in the current period and higher than anticipated operating costs mainly due to the weak dollar and steel tariffs. Although the full year 2003 results from our U.S. flag coal carrier, ENERGY ENTERPRISE, which operates predominantly in the coastwise trade, were positive, the quarterly results were lower in the fourth quarter of 2003, as compared to the same quarter of 2002, because the vessel operated for a part of the 2002 quarter at higher rates as compared to 2003. The operating results for the fourth quarter of 2003 were also impacted as a result of the sale at a small gain of our special purpose vessel GREEN WAVE which, because of her age, had reached the end of its economic life. The vessel operated fully in the fourth quarter of 2002 under a charter to the Military Sealift Command.
    Improvement in the full year 2003 as compared to 2002 occurred in several areas of our operations. Improved results were achieved in 2003 in our Rail/Ferry Service as a result of higher cargo volumes in the current year. Additionally, our U.S. Flag liner service made positive contributions in 2003 as compared to 2002. Also our U.S. Flag coal carrier, ENERGY ENTERPRISE, was utilized for all but two days during 2003 under its basic time charter contract as compared to the same period of the previous year when it was out of service thirty-three days for repairs and during which it operated ninety-one days in the spot market at lower rates as compared to its basic charter. As mentioned above, dividends from our minority investment in four Capesize bulk carriers were higher in 2003 as a result of a strong dry bulk freight market. However, operating results from our recently sold special purpose vessel, GREEN WAVE, were lower in 2003 as compared to 2002 when the vessel operated under a charter to the Military Sealift Command. Additionally, interest expense was lower in 2003 as a result of retirements of debt during the past year together with lower interest rates on variable rate loans.
    The current year was negatively impacted by the recognition of costs associated with the retirement of debt related to our U.S. Flag coal carrier, ENERGY ENTERPRISE, amounting to $2.6 Million before tax or $1.7 Million after tax as a result of U.S. Generating New England, Inc., charterer of the ENERGY ENTERPRISE, having filed a petition for bankruptcy protection on July 8, 2003. This filing, as previously reported, became an event of default under the vessel's debt indenture resulting in the acceleration of principal and interest and triggering cross defaults under certain of our other debt agreements. In order to cure the technical defaults thereby created, we secured alternative financing during August 2003 and paid in full the outstanding obligations associated with the ENERGY ENTERPRISE loan. Settlement of the loan included the payment of a "make-whole" prepayment penalty, which we otherwise would not have had to pay, and a write-off of deferred financing charges which together make up the total before tax charge of $2.6 Million or $1.7 Million after tax. On the positive side, we realized a before tax net gain of approximately $1.4 Million in 2003 representing a discount on the retirement of approximately $10.685 Million of our 7.75% Unsecured Notes scheduled to mature in 2007.
    Certain statements made in this release on behalf of the Company that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. The Company cautions readers that certain important factors have affected and may affect in the future the Company's actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on behalf of the Company. A description of certain of these important factors is contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.
    Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):


                             Three Months Ended   Twelve Months Ended
                             Dec. 31,   Dec. 31,  Dec. 31,   Dec. 31,
                               2003       2002      2003       2002
                             --------   --------  --------   --------
Revenues                     $61,952    $60,396   $257,813   $227,412

Operating Expenses:
     Voyage Expenses          50,472     45,849    203,839    177,836
     Vessel and Barge
      Depreciation             5,055      4,699     20,134     19,140
     Impairment Loss               -         28          -        (66)
                           ---------- ---------- ---------- ----------

Gross Voyage Profit            6,425      9,820     33,840     30,502
                           ---------- ---------- ---------- ----------

Administrative and General
 Expenses                      3,905      3,795     15,646     15,734
Gain on Sale of Vessels and
 Other Assets                 (1,103)       (20)    (1,393)      (557)
                           ---------- ---------- ---------- ----------

     Operating Income          3,623      6,045     19,587     15,325
                           ---------- ---------- ---------- ----------

Interest and Other:
     Interest Expense          2,900      4,467     12,514     17,706
     Impairment Loss on
      Investment                   -        598          -        598
     Investment Income        (1,513)       (78)    (2,162)      (656)
     Other Income                  -        (16)         -     (1,498)
     Loss (Gain) on Early
      Extinguishment of
      Debt                         -       (168)     1,310        (65)
                           ---------- ---------- ---------- ----------
                               1,387      4,803     11,662     16,085
                           ---------- ---------- ---------- ----------

Income (Loss) Before
 Provision (Benefit) for
 Income Taxes and Equity
 in Net Income of
 Unconsolidated Entities       2,236      1,242      7,925       (760)
                           ---------- ---------- ---------- ----------

Provision (Benefit) for
 Income Taxes                    747        581      2,856        (69)
                           ---------- ---------- ---------- ----------

Equity in Net Income of
 Unconsolidated Entities
 (Net of Applicable Taxes)       162        132        422        555
                           ---------- ---------- ---------- ----------

Net Income (Loss)            $ 1,651    $   793    $ 5,491    $  (136)
                           ========== ========== ========== ==========


Basic and Diluted Earnings
 Per Share:
     Net Income (Loss)       $  0.27    $  0.13    $  0.90    $ (0.02)
                           ========== ========== ========== ==========

Basic and Diluted Weighted
 Average Shares of Common
 Stock Outstanding         6,082,887  6,082,887  6,082,887  6,082,887


    The Common Stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH.


    CONTACT: International Shipholding Corporation, New Orleans
             Erik F. Johnsen, Chairman, 504-529-5461
             or
             Niels M. Johnsen, President, 212-943-4141